                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]
     Filed by a party other than the registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                         DSC Communications Corporation
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                (Name of Registrant as Specified in Its Charter)

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      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (Check the appropriate box):
     [X] No Fee Required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

LOGO

                                                                  March 31, 1997

Dear Fellow Stockholder:

     This year's Annual Meeting of Stockholders will be held at The Grand Kempinski Hotel, 15201 Dallas Parkway, Dallas, Texas, on April 30, 1997, at 10:00 AM local time. You are cordially invited to attend. The matters you are asked to consider are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. The Company's Board of Directors recommends (i) election of management's two nominees for the Board of Directors; and (ii) approval of a proposal to increase the number of shares of common stock subject to the DSC Communications Corporation 1993 Employee Stock Option and Securities Award Plan.

     To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, please sign, date and return the enclosed proxy as soon as possible. Your vote is important.

     At the Annual Meeting, I will review the Company's activities during the past year and its plans and prospects for the future. An opportunity will be provided for questions by the stockholders. I hope you will be able to join us.

                                            Sincerely,

                                            /s/ JAMES L. DONALD
                                            JAMES L. DONALD
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer

LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of DSC Communications Corporation, a Delaware corporation (the "Company"), will be held at The Grand Kempinski Hotel, 15201 Dallas Parkway, Dallas, Texas, on Wednesday, April 30, 1997, at 10:00 AM local time for the following purposes:

        1. To elect two Class I Directors for terms expiring in 2000.

        2. To approve a proposal to increase the number of shares of common stock subject to the DSC Communications Corporation 1993 Employee Stock Option and Securities Award Plan.

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The accompanying Proxy Statement contains information regarding the business to be considered at the Annual Meeting.

     Only stockholders of record at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of stockholders will be made available at the offices of Baker & McKenzie, located at 4500 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 at least 10 days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. If you attend the Annual Meeting, you may vote in person if you wish, whether or not you have returned your proxy. A proxy may be revoked at any time before it is exercised.

                                            By Order of the Board of Directors

                                            /s/ GEORGE B. BRUNT
                                            GEORGE B. BRUNT
                                            Vice President, Secretary
                                            and General Counsel

Plano, Texas
March 31, 1997

                         DSC COMMUNICATIONS CORPORATION
                                 1000 COIT ROAD
                               PLANO, TEXAS 75075

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy, mailed with this Proxy Statement, is solicited on behalf of DSC Communications Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held Wednesday, April 30, 1997, at 10:00 AM local time, at The Grand Kempinski Hotel, 15201 Dallas Parkway, Dallas, Texas.

     This Proxy Statement and accompanying form of proxy will first be mailed to stockholders of record on or about March 31, 1997.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Company's Board of Directors shall consist of not less than seven nor more than fifteen persons and that the Board shall be divided into three classes serving staggered three-year terms with each class to consist as nearly as possible of one-third of the directors; provided, that once elected, no director's term shall be reduced. The Board will consist of seven members upon conclusion of the Annual Meeting. Two Class I directors, each to serve for a three-year term, will be nominated for election at the Annual Meeting.

     Management's two nominees for election as Class I Directors are listed below and are currently members of the Board of Directors.

                                                                                    AGE AS OF   DIRECTOR OF
                                                 PRINCIPAL OCCUPATION               MARCH 3,      COMPANY
                                                     OR EMPLOYMENT                    1997         SINCE
                                                 --------------------               ---------   -----------
Raymond J. Dempsey................    Retired; former President and Chief              61          1992
                                      Executive Officer of European American
                                      Bank; Director of Freuhauf Trailer Corp.
James L. Fischer..................    Retired; former Executive Vice President,        69          1989
                                      principal financial officer and manager of
                                      corporate staff functions of Texas
                                      Instruments Incorporated ("TI"). During his
                                      29 years at TI, he held a number of senior
                                      management level positions.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

     To be elected as a Director, each nominee must receive the favorable vote of a plurality of the total number of shares of common stock of the Company, par value $0.01 per share ("Common Stock"), represented and entitled to vote at the Annual Meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE TWO NOMINEES NAMED ABOVE.

           PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                 SUBJECT TO THE DSC COMMUNICATIONS CORPORATION
              1993 EMPLOYEE STOCK OPTION AND SECURITIES AWARD PLAN


     The Board of Directors and the Compensation Committee of the Board of Directors (the "Compensation Committee") have determined that it is in the best interest of the Company and the stockholders to add 5,750,000 shares of Common Stock of the Company to the DSC Communications Corporation 1993 Employee Stock Option and Securities Award Plan (the "1993 Plan"). There are currently 10,000,000 shares of Common Stock subject to the 1993 Plan, of which 8,977,512 shares of Common Stock were issued or are currently subject to options or stock awards under the 1993 Plan as of March 3, 1997.


     The Company in the past has used stock options and stock awards for attracting, retaining and motivating key employees and directors, by providing them incentives to enhance the growth and profitability of the Company. The 1993 Plan continues the objectives embodied in the plans previously adopted by the
Company: namely, to provide incentives to persons with experience and ability so that they will remain in the employ of the Company or its subsidiaries, to attract new employees whose services are considered valuable to the Company or its subsidiaries and to encourage a proprietary interest by such persons in the development and financial success of the Company.


     As of March 3, 1997, there were 1,022,488 shares of Common Stock available for the grant of stock options and stock awards under the 1993 Plan. The Board of Directors believes that this is not a sufficient number of shares of Common Stock to accomplish the objectives described above. The inclusion of 5,750,000 additional shares of Common Stock subject to the 1993 Plan will enable the Company to further promote these objectives.



     Effective March 27, 1997, the Compensation Committee's ability to reprice Options (as defined below) or substitute Options previously granted with new Options has been restricted. The Compensation Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the option price. The Compensation Committee shall not, without further approval of the stockholders of the Company, permit the surrender and cancellation of a previously granted Option and the grant of a replacement Option.


     The 1993 Plan was approved by the Board of Directors on January 25, 1993 and provides for the granting to selected employees of the Company of (i) options to purchase shares of Common Stock ("Options"), and (ii) shares of restricted stock ("Restricted Stock") or other securities (together, "Securities Awards") (collectively, grants of Options and Securities Awards are referred to in this Proxy Statement as "Plan Awards"). The stockholders approved the 1993 Plan on April 26, 1993, at the Annual Meeting of Stockholders. At the 1996 Annual Meeting of Stockholders held on April 25, 1996, the stockholders approved certain amendments to the 1993 Plan to increase the number of shares of Common Stock subject to the 1993 Plan from 4,000,000 shares to 10,000,000 shares, to permit the deduction by the Company of compensation attributable to Plan Awards that in certain instances would not otherwise be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and to afford flexibility to the Compensation Committee in granting of Plan Awards under the 1993 Plan. The Options granted under the 1993 Plan are intended to be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code or Options that do not meet the requirements for Incentive Stock Options ("Nonstatutory Options"). The 1993 Plan originally had 4,000,000 shares of Common Stock subject to the plan. Under the terms of the 1993 Plan as amended in 1996, the Company may grant Plan Awards with respect to an aggregate of 10,000,000 shares of Common Stock.

     The closing sale price of the Company's Common Stock as reported by the Nasdaq National Market on March 3, 1997 was $20.625.

PRIOR GRANTS OF PLAN AWARDS

     As of March 3, 1997, there were 1,043 participants in the 1993 Plan. During 1996 there were grants of Options for 4,229,990 shares of the Company's Common Stock, net of 2,911,840 of replacement Options granted during 1996 upon the surrender and cancellation of Options previously granted in 1996 and prior years. Included in the 4,229,990 Options granted during 1996 were Options for 165,000 shares granted to the Company's named executive officers. None of the replacement Options were issued to the Company's named executive officers. During 1996 there were awards of Restricted Stock for 337,822 shares of the Company's Common Stock, of which 145,822 shares of Restricted Stock were awarded to the Company's named executive officers. See "Executive Compensation" on pages 10 through 17.


     The following table summarizes the Plan Awards outstanding under the 1993 Plan as of March 3, 1997:


                                                                               NUMBER OF
                                                                            RESTRICTED STOCK
             NAME AND PRINCIPAL POSITION               NUMBER OF OPTIONS         AWARDS
             ---------------------------               -----------------    ----------------
James L. Donald......................................      2,220,000             79,698
  Chairman of the Board, President and Chief
     Executive Officer
Gerald F. Montry.....................................        115,000             15,621
  Senior Vice President and Chief Financial Officer
Allen R. Adams.......................................         95,000              1,711
  Senior Vice President
Wylie D. Basham......................................        108,000                 --
  Group Vice President
Philip A. Wilkinson..................................         85,000                815
  Senior Vice President
All current executive officers as a group (13
  persons)...........................................      2,963,999             99,067
                                                           =========            =======
All current directors who are not executive officers
  as a group (6 persons).............................             --                 --
                                                           =========            =======
All employees, including all current officers who are
  not executive officers, as a group.................      4,858,203            202,910
                                                           =========            =======


1993 PLAN ADMINISTRATION

     The 1993 Plan is administered by the Compensation Committee, which is composed solely of "outside directors" of the Company within the meaning of section 162(m) of the Internal Revenue Code. Outside directors are directors of a corporation who are not current employees of the corporation, who are not former employees of the corporation who receive compensation for prior services during the year; who have not been officers of the corporation; and who do not receive remuneration from the corporation, either directly or indirectly, in any capacity other than as a director. A director will not be considered an outside director if he or she is employed by an entity (or self-employed by an entity) which rendered personal services to the corporation for which the entity was paid during the previous fiscal year more than 5% of the entity's revenue, or if the services were legal, accounting, investment banking or management consulting services, more than $60,000. The Compensation Committee has the authority to grant Plan Awards and set the terms and conditions of such grants and awards. No determination has been made as to the amount or type of Plan Awards remaining available for grants or awards under the 1993 Plan, and no specific participants have been selected.

ELIGIBILITY

     In general, all key employees of the Company or persons who have been engaged to become key employees of the Company are eligible to receive Plan Awards under the 1993 Plan. The maximum number of shares subject to Plan Awards that may be granted to any single individual under the Plan during any three-year period shall be 3,000,000.

OPTION FEATURES

     The types of Options that may be granted under the 1993 Plan are Nonstatutory Options, Incentive Stock Options, or any combination of the two. The Option price per share shall not be less than 100% of the closing sale price on the Nasdaq National Market (the "Fair Market Value") of a share of the Company's Common Stock on the date of grant. The Compensation Committee may, in its discretion, authorize a loan by the Company to an optionee in an amount not to exceed the exercise price of the Option upon such terms as the Compensation Committee deems appropriate. If an Option or portion thereof or Securities Award expires or terminates for any reason without having been exercised in full, the unpurchased shares covered by the Option or Securities Award shall be available for future grants of Options and Securities Awards.

     An Incentive Stock Option may not be granted which expires more than ten years from the date of grant. There is no restriction regarding the termination of Nonstatutory Options. The Compensation Committee may establish vesting provisions for an Option so that the Option becomes fully vested to the optionee in a series of cumulative portions. The Compensation Committee may also accelerate the vesting of an Option, or portion thereof.

     The Compensation Committee may also provide that shares received by an optionee pursuant to the exercise of an Option or SAR (as defined below) will be subject for a number of years to restrictions on transferability and to the Company's option to repurchase all or a portion of the shares acquired by the participant pursuant to the exercise of his or her Options and SARs if the participant ceases to be employed by the Company ("Restricted Plan Awards"). The price for the repurchase of Restricted Plan Awards pursuant to the Company's option must be equal to the lower of (i) the price per share paid by the optionee or (ii) the Fair Market Value on the date the optionee ceased to be an employee of the Company. If a participant acquires shares subject to a Restricted Plan Award pursuant to the exercise of a SAR, the Company will have the option to reacquire such shares without the payment of any consideration. During the term of the restrictions, a participant may not transfer the shares but shall otherwise have all the rights of a stockholder, including the right to receive dividends and vote such shares. The Compensation Committee may establish different terms of restrictions with respect to different shares of Common Stock acquired pursuant to a Restricted Plan Award. The Committee may also accelerate the dates at which the restrictions end or otherwise waive or modify the restrictions on Restricted Plan Awards with the consent of the participant.

     In the event of death of the Optionee while employed by the Company, an Option may be exercised, at any time or from time to time prior to the Termination Date of the Option, by the Optionee's estate or beneficiary. In the event of an Optionee's retirement from the Company at or after the age of 55, the Optionee may exercise his or her Option until the earlier of (i) the Termination Date specified in the Option or (ii) the fifth anniversary of the effective date of Optionee's retirement. In the event of an Optionee's voluntary or involuntary termination of employment with the Company for any reason other than disability, death or retirement, any outstanding Options shall, except in the limited circumstances described below, expire thirty days after the date of termination of employment. However, if the Optionee's employment is terminated for dishonesty or for other acts detrimental to the interests of the Company or for breach of an employment or other contract with the Company, any outstanding Options granted to the participant shall thereupon become null and void. The Compensation Committee may extend the termination date of an Option if an Optionee ceases to be employed by the Company other than for cause or by reason of death or retirement after reaching age 55.

     The Compensation Committee has the discretion to permit transfer of any Option other than an Incentive Stock Option to a member of the Optionee's family or to a trust or partnership whose beneficiaries are members of the Optionee's family. Except as provided in the preceding sentence, no Option granted under the 1993 Plan shall be assignable or transferable except by will or the laws of descent and distribution.

STOCK APPRECIATION RIGHTS

     At or after the grant of an Option, the Compensation Committee may, at its discretion, grant a participant a stock appreciation right ("SAR") defined as a right to surrender to the Company his or her Option, or portion thereof, and receive in exchange such number of shares of Common Stock as have an aggregate Fair Market Value, on the date of exercise of the SAR, equal to the excess, if any, as of such date, of (i) the Fair Market Value of the shares of Common Stock associated with the Option or portion thereof, which is surrendered, over (ii) the aggregate option price of such shares to the Optionee if he or she exercised such Option, or portion thereof. Upon an Optionee's exercise of a SAR, the Company's payment to the participant shall be made solely in shares of Common Stock. A SAR is only exercisable during the term of the associated Option.

SECURITIES AWARDS

     Securities Awards represent the right of a participant to receive shares of Common Stock, shares of other capital stock or other securities of the Company, as determined by the Compensation Committee in its discretion. Such awards may be absolute or contingent upon various factors, may provide for payment by the participant of amounts that are less than the Fair Market Value of such securities or for no consideration and may provide for repurchase of such securities by the Company in specified circumstances, all on such terms and subject to such conditions as may be determined by the Compensation Committee in its discretion. Such awards may be payable in whole or in part on the date thereof, as determined from time to time by the Compensation Committee in its discretion. In all other respects, such awards will be subject to the provisions and limitations of the 1993 Plan, and will be evidenced by written agreements containing such provisions and limitations of the 1993 Plan and any other provisions not inconsistent with the terms of the 1993 Plan which the Compensation Committee may prescribe. Securities Awards of Common Stock are subject to the same restrictions as Restricted Plan Awards.

     The Compensation Committee may make Securities Awards conditional upon the attainment of one or more predetermined performance goals ("Performance Goals") by the participant. The Committee shall establish Performance Goals for Securities Awards in writing and the vesting of such shares shall be contingent upon the attainment of such Performance Goals. Such Performance Goals shall be based upon one or more of the following business criteria: (a) income before federal taxes and net interest expense; (b) working capital, generally defined to include receivables, inventories and controllable current liabilities, measured either in absolute dollars or relative to sales; and/or (c) earnings growth, revenues, expenses, stock price, net operating profit after taxes, market share, return on assets, equity, capital employed or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet, income statement or cash flow objectives. The Committee shall fix such Performance Goals for each Securities Award within the time required for qualification under section 162(m) of the Code and shall certify the attainment of such goals.

     The Company shall have a right to repurchase Restricted Plan Awards from any participant who ceases to be an employee of the Company for any reason other than death, disability or retirement during the term of the restrictions on such shares, at the price paid by the participant (in the case of shares acquired pursuant to Options) or for no consideration (in the case of shares acquired pursuant to a SAR). The Company must exercise this right within 90 days after the participant ceases to be employed by the Company, notify the participant in writing of the exercise of the right, and pay the participant within five days after exercising this right.

CHANGE IN CONTROL

     In the event that an offer (other than an offer by the Company) to purchase or otherwise acquire Common Stock results in the purchase or other acquisition by the offeror of at least 40% of the Company's outstanding Common Stock, restrictions as to the date on which all Options, Securities Awards and SARs would otherwise become fully vested are waived.

AMENDMENT AND TERMINATION

     The Board of Directors may terminate or from time to time suspend or amend the 1993 Plan without stockholder approval, except that (i) no modification may, without the participant's consent, alter or impair any of the rights or obligations under any Option, SAR or Securities Award theretofore granted, and
(ii) no
modification, without stockholder approval, shall materially modify the eligibility requirements for receiving Plan Awards, increase the maximum number of shares for which Plan Awards may be granted under the 1993 Plan, reduce the minimum option price per share, extend the period for granting Plan Awards, or materially increase in any other way the benefits accruing to participants. The Compensation Committee has discretion at any time, with the consent of the participant, to modify or amend any outstanding Option except as to the Option price or as to any amendment that would cause an Option intended to be granted as an Incentive Stock Option to fail to qualify as an Incentive Stock Option. Without stockholder approval, the Compensation Committee shall not amend the 1993 Plan to increase the maximum number of shares subject to Plan Awards that may be granted to any single individual under the 1993 Plan during any three-year period or to modify the performance goals of the 1993 Plan.

     No Plan Awards may be made under the 1993 Plan after December 31, 2002.

FEDERAL INCOME TAX CONSEQUENCES

     The following general summary is based upon the Internal Revenue Code and does not include a discussion of any state or local tax consequences.

     Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an Incentive Stock Option.

     The income tax treatment of any gain or loss realized upon an optionee's disposition of shares of Common Stock received upon exercise of an Incentive Stock Option depends on the timing of the disposition. If the optionee holds the shares received upon exercise of an Incentive Stock Option for at least two years from the date such Incentive Stock Option was granted and one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the optionee's tax basis will be taxed as long-term capital gain or loss.

     If an optionee disposes of the shares of Common Stock before the end of the applicable holding periods described above (i.e., makes a "disqualifying disposition"), such optionee may be deemed to be in receipt of taxable income in the year of the disqualifying disposition, depending on the selling price. If the selling price exceeds the Fair Market Value of the Incentive Stock Option on the date of exercise, the excess of that Fair Market Value over the exercise price is taxable to the optionee as ordinary income, and the excess of the selling price over the Fair Market Value is taxable to the optionee as capital gain. If the selling price exceeds the exercise price but not the Fair Market Value on the date of exercise, the excess of the selling price over the exercise price is taxable to the optionee as ordinary income. If the selling price is less than the exercise price, the difference is treated as capital loss.

     The Company is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of an Incentive Stock Option or the disposition of shares of Common Stock acquired upon exercise (if the applicable holding periods have been met). In the event of a disqualifying disposition, however, the Company is entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the optionee.

     Current optionees may be subject to the alternative minimum tax, which in individual cases could reduce or eliminate any tax benefits to them under the 1993 Plan.

     Nonstatutory Options. An optionee will not recognize any taxable income upon the grant of a Nonstatutory Option. However, upon exercise of a Nonstatutory Option, an optionee must recognize ordinary income in an amount equal to the excess of the Fair Market Value of the shares of Common Stock at the time of exercise over the exercise price. Upon the subsequent disposition of the shares, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the Fair Market Value of the shares on the date of exercise. The optionee's holding period in the shares, for capital gain and loss purposes, begins on the date of exercise.

     An optionee's tax basis in the shares of Common Stock received on exercise of a Nonstatutory Option will be equal to the amount of consideration paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes ordinary income.

     If an optionee exercises a Nonstatutory Option by delivering other shares of the Company's Common Stock, the optionee will not recognize gain or loss with respect to the shares delivered by the optionee, even if the then Fair Market Value of such shares is different from the optionee's tax basis therein. The optionee, however, will be taxed as described above with respect to the exercise of the Nonstatutory Option as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. The optionee's tax basis in the shares of Common Stock received on such exercise will be equal to his or her basis in the number of shares surrendered on such exercise plus the Fair Market Value of the number of shares received in excess of the number of shares surrendered. The holding period for such number of shares received in exchange for the shares surrendered will include the holding period of the shares surrendered. The holding period for such number of shares received in excess of the shares surrendered will begin on the date of exercise.

     Stock Appreciation Rights. An optionee will not recognize any taxable income upon the grant of a SAR. Upon exercise, however, an optionee must recognize ordinary income equal to the Fair Market Value of the shares of the Company's Common Stock he or she receives. Upon the subsequent disposition of the shares, the optionee will recognize a capital gain or loss, depending on whether the selling price exceeds the Fair Market Value of the shares on the date of exercise. The optionee's holding period in the shares, for capital gain and loss purposes, begins on the date of exercise.

     An optionee's tax basis in the shares of Common Stock he or she receives from exercise of a SAR will be equal to the Fair Market Value of such shares. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes ordinary income.

     Securities Awards. A participant who receives a Securities Award will not recognize taxable income upon the grant of the Securities Award when the Securities Award (consisting of Common Stock) is nontransferable and subject to a substantial risk of forfeiture. The participant will recognize ordinary income at the time at which the restrictions that impose a substantial risk of forfeiture of such Securities Awards lapse, or on the date of grant of a Securities Award if there are no restrictions, in an amount equal to the Fair Market Value of such shares. The ordinary income recognized by a participant with respect to Securities Awards pursuant to the 1993 Plan will be deemed compensation income subject to applicable wage withholding.


     A participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to include in gross income the Fair Market Value of the Securities Award, notwithstanding that the Securities Award would otherwise not be includable in gross income at that time. If such election is made not later than 30 days after the date of grant, then the participant would include in gross income the Fair Market Value of the Securities Award on the date of grant, and any change in the value of the Securities Award after the date of grant would be capital gain or capital loss only if and when the participant disposes of the shares. If the
Section 83(b) election is made, the participant's capital gain holding period begins on the date of grant. If a Section 83(b) election is made and the participant then forfeits the Securities Award, the participant may not deduct as an ordinary loss the amount previously included in gross income.


     Any dividends received on the Securities Award before the restrictions on such shares lapse will be treated as additional compensation, and not as dividend income for federal income tax purposes and will be subject to applicable wage withholding.

     A participant's tax basis in a Securities Award received pursuant to the 1993 Plan will be equal to the ordinary income recognized by that participant. Unless a Section 83(b) election is made, the participant's holding period for his or her Securities Award for purposes of determining gain or loss on a subsequent sale will begin on the date the restrictions on those shares lapse.

     In general, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by a participant with respect to a Securities Award pursuant to the 1993 Plan.

     If, subsequent to the lapse of restrictions on his or her shares, a participant sells those shares, the difference, if any, between the amount realized from the sale and the tax basis of those shares to the participant will be taxed as long-term or short-term capital gain or loss depending on whether the participant's holding period for those shares exceeds the applicable holding period at the time of sale.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

VOTE REQUIRED FOR APPROVAL

     The proposal to increase the number of shares of Common Stock subject to the DSC Communications Corporation 1993 Employee Stock Option and Securities Award Plan must receive the favorable vote of a majority of the total number of shares of Common Stock represented and entitled to vote at the Annual Meeting or any adjournment thereof for approval.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK SUBJECT TO THE DSC COMMUNICATIONS CORPORATION 1993 EMPLOYEE STOCK OPTION AND SECURITIES AWARD PLAN.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the S&P 500(R) Index and the S&P(R) Technology 500 Index over the same periods (assuming an investment of $100 in the Company's Common Stock, the S&P 500(R) Index and the S&P(R) Technology 500 Index on December 31, 1991 and reinvestment of all dividends).

                         DSC COMMUNICATIONS CORPORATION
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                           DSC                                   S&P
        MEASUREMENT PERIOD           COMMUNICATIONS        S&P "500"       TECHNOLOGY 500
      (FISCAL YEAR COVERED)            CORPORATION           INDEX              INDEX
1991                                              100                100                100
1992                                              568                108                104
1993                                             1587                118                128
1994                                             1852                120                149
1995                                             1903                165                215
1996                                              923                203                305

                                                                       DECEMBER 31,
                                                       ---------------------------------------------
                                                       1991   1992    1993     1994     1995    1996
                                                       ----   ----   ------   ------   ------   ----
                DSC Communications Corporation         $100   $568   $1,587   $1,852   $1,903   $923
                S&P "500"(R) Index                      100    108      118      120      165    203
                S&P(R) Technology 500 Index             100    104      128      149      215    305

                             EXECUTIVE COMPENSATION

     The following executive compensation disclosures reflect all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers of the Company. The "named executive officers" are the Chief Executive Officer, regardless of compensation level, and the four most highly compensated executive officers other than the CEO serving as such on December 31, 1996.

SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                                LONG-TERM COMPENSATION
                          ------------------------------------------------------------------   ---------------------------------
                                                       BONUS ($)                                       AWARDS            PAYOUTS
                                           ----------------------------------                  -----------------------   -------
                                                         (A)                                                   (E)
                                                         1990                                    (C)(D)     SECURITIES
                                                      LONG-TERM                     (B)        RESTRICTED   UNDERLYING
                                                      INCENTIVE                 OTHER ANNUAL     STOCK       OPTIONS/     LTIP
        NAME AND                 SALARY              COMPENSATION               COMPENSATION     AWARDS        SARS      PAYOUTS
   PRINCIPAL POSITION     YEAR     ($)      CASH         PLAN         TOTAL         ($)           ($)          (#)         ($)
   ------------------     ----   -------   -------   ------------   ---------   ------------   ----------   ----------   -------
James L. Donald.........  1996   999,044        --           --            --       6,410      4,675,824           --        --
  Chairman of the         1995   919,492        --    4,676,000     4,676,000          --      1,100,014    2,150,000        --
  Board, President and    1994   740,816   750,048    6,716,000     7,466,048          --             --       70,000        --
  Chief Executive
    Officer
Gerald F. Montry........  1996   458,027        --           --            --      21,787        701,363       25,000        --
  Senior Vice President   1995   429,012        --      701,400       701,400          --        412,493       40,000        --
  and Chief Financial     1994   364,692   374,400    1,007,400     1,381,800          --             --       30,000        --
  Officer
Allen R. Adams..........  1996   347,694        --           --            --      41,242             --       25,000        --
  Senior Vice President   1995   329,670   195,000           --       195,000          --        115,493       30,000        --
                          1994   261,000   300,300           --       300,300          --             --       20,000        --
Wylie D. Basham.........  1996   293,077   110,000(G)         --      110,000       2,142             --       66,000        --
  Group Vice President    1995   248,100   100,000           --       100,000          --             --       12,000        --
                          1994   205,240   110,000           --       110,000          --             --       15,000        --
Philip A. Wilkinson.....  1996   328,492        --           --            --      60,704             --       49,000        --
  Senior Vice President   1995   106,080   100,000           --       100,000          --         55,013       36,000        --
                          1994         *         *            *             *           *              *            *         *


                              (F)
                           ALL OTHER
        NAME AND          COMPENSATION
   PRINCIPAL POSITION         ($)
   ------------------     ------------
James L. Donald.........    555,878
  Chairman of the            50,129
  Board, President and       38,630
  Chief Executive
    Officer
Gerald F. Montry........     78,543
  Senior Vice President      14,636
  and Chief Financial         8,817
  Officer
Allen R. Adams..........    109,063
  Senior Vice President      13,474
                             10,937
Wylie D. Basham.........     36,085
  Group Vice President        6,240
                              4,975
Philip A. Wilkinson.....    122,598
  Senior Vice President      81,225
                                  *

---------------

 *  Not applicable as Mr. Wilkinson joined the Company in August 1995.

(A) Amounts shown under 1990 Long-Term Incentive Plan (the "1990 Plan") represent amounts earned in 1994 and 1995 under the Company's 1990 Plan, which terminated on December 31, 1995.

(B) Amounts of "Other Annual Compensation" include financial planning consulting totaling $36,829 and $53,607 for Mr. Adams and Mr. Wilkinson, respectively. No amounts are included for Messrs. Donald, Montry or Basham related to perquisites and other personal benefits as the amount of these benefits for these named executive officers did not exceed the lesser of $50,000 or 10% of their salary and bonus. Additionally, amounts shown include above-market interest, as defined by the Securities and Exchange Commission, earned in 1996 on the Company's Executive Deferred Income Plan.

(C) In 1995, Mr. Donald and Mr. Montry elected to take restricted stock as a portion of the amounts earned during 1995 under the 1990 Plan. As a result, 126,802 and 19,020 shares of restricted stock earned in 1995 were issued in January 1996 to Mr. Donald and Mr. Montry, respectively. These shares vest in equal annual increments over two years.

(D) The amounts reported in the table represent the fair market value of the shares of Common Stock at the date of grant. Awards of restricted stock vest in equal annual increments over a two- or three-year period with the initial increment vesting on the first anniversary of the date awarded. Holders of the restricted stock retain all rights of a stockholder (including the right to receive dividends if and when paid on Common Stock), except the restricted stock cannot be sold until it vests. Upon termination of employment of the holder, all unvested shares are forfeited to the Company. No cash dividends have been declared or paid on Common Stock.

     Aggregate restricted stock holdings at December 31, 1996 consisted of:

                                                                         FAIR MARKET
                                                                           VALUE AT
                                                                         DECEMBER 31,
                                                              SHARES         1996
                                                              -------    ------------
James L. Donald.............................................  143,099     $2,557,895
Gerald F. Montry............................................   25,131        449,217
Allen R. Adams..............................................    1,711         30,584
Wylie D. Basham.............................................       --             --
Philip A. Wilkinson.........................................      815         14,568

(E) Represents the number of stock options granted to the named executive officer for the year noted. The Company has not made any grants of SARs.

(F) Amounts of "All Other Compensation" for 1996 consisted of the following for the named executive officers:

                                                               COMPANY CONTRIBUTIONS
                                           RELOCATION   -----------------------------------
                                ACCRUED     EXPENSE                                SPLIT
                               VACATION      REIM-      THRIFT    RESTORATION   DOLLAR LIFE
                               PAYOUT(1)   BURSEMENT     PLAN        PLAN        INSURANCE    OTHER     TOTAL
                               ---------   ----------   -------   -----------   -----------   ------   --------
      James L. Donald........  $428,154     $     --    $13,500     $83,065       $31,159     $   --   $555,878
      Gerald F. Montry.......    54,711           --     11,125       7,503         2,530      2,674     78,543
      Allen R. Adams.........    77,033           --     13,500      17,540           990         --    109,063
      Wylie D. Basham........    15,168           --     13,203       7,714            --         --     36,085
      Philip A. Wilkinson....     5,231      105,943      6,069       5,355            --         --    122,598

---------------

     (1) During 1996, the Company changed its vacation policy to require employees to take all vacation days earned each year or, without management approval, lose any remaining vacation days not taken at the end of the year. As a result, during 1996 the Company paid accrued vacation balances for employees in lieu of future time off.

(G) The payment to Mr. Basham was discretionary and separate from the Company's Incentive Awards Plan, in recognition of his promotion to Group Vice President in August 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers during the year ended December 31, 1996.

                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------
                              (A)(B)
                            NUMBER OF                                                     POTENTIAL REALIZABLE
                            SECURITIES        (B)                                           VALUE AT ASSUMED
                            UNDERLYING     % OF TOTAL                                    ANNUAL RATES OF STOCK
                             OPTIONS/     OPTIONS/SARS    EXERCISE                         PRICE APPRECIATION
                               SARS        GRANTED TO     OR BASE                           FOR OPTION TERM
                             GRANTED      EMPLOYEES IN     PRICE      EXPIRATION    --------------------------------
           NAME                (#)        FISCAL YEAR      ($/SH)        DATE         5%($)(C)           10%($)(C)
           ----             ----------    ------------    --------    ----------    -------------      -------------
James L. Donald...........        --            --             --            --                --                 --
  Chairman of the Board,
  President and Chief
  Executive Officer
Gerald F. Montry..........    25,000          0.59%         31.25       4/25/06           491,325          1,245,100
  Senior Vice President
  and Chief Financial
  Officer
Allen R. Adams............    25,000          0.59%         31.25       4/25/06           491,325          1,245,100
  Senior Vice President
Wylie D. Basham...........    36,000          0.85%         31.25       4/25/06           707,508          1,792,944
  Group Vice President....    30,000          0.71%         13.50      10/28/06           254,700            645,480
Philip A. Wilkinson.......    49,000          1.16%         31.25       4/25/06           962,997          2,440,396
  Senior Vice President
All stockholders..........                                                          2,279,809,573(D)   5,777,420,036(D)
                                                                                      995,381,727(E)   2,522,571,643(E)

---------------

(A) Options have a ten-year life, vest in annual increments over three years and are priced at the Fair Market Value on the date of grant.

(B) The Company has not made any grants of SARs.

(C) These are hypothetical values using assumed growth as prescribed by the Securities and Exchange Commission.

(D) The potential realizable value is calculated from $31.25, the exercise price of the options granted on April 25, 1996, based on the number of outstanding shares of Common Stock on April 25, 1996.

(E) The potential realizable value is calculated from $13.50, the exercise price of the options granted on October 28, 1996, based on the number of outstanding shares of Common Stock on October 28, 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table shows aggregate exercises of options (or tandem stock appreciation rights) and freestanding stock appreciation rights during the year ended December 31, 1996 by each of the named executive officers.

                                                                      NUMBER OF               VALUE OF
                                                                SECURITIES UNDERLYING       UNEXERCISED
                                                                UNEXERCISED OPTIONS/        IN-THE-MONEY
                                                                       SARS AT            OPTIONS/SARS AT
                                                                DECEMBER 31, 1996(#)    DECEMBER 31, 1996($)
                                                                         (A)                   (A)(B)
                                SHARES ACQUIRED      VALUE         EXERCISABLE(E)/        EXERCISABLE(E)/
             NAME               ON EXERCISE (#)   REALIZED($)     UNEXERCISABLE(U)        UNEXERCISABLE(U)
             ----               ---------------   -----------   ---------------------   --------------------
James L. Donald...............      300,000        8,081,250            696,667E             6,587,500E
  Chairman of the Board,                                              2,123,333U                    --U
  President and Chief
  Executive Officer
Gerald F. Montry..............           --               --            303,333E             2,770,625E
  Senior Vice President and                                              61,667U                    --U
  Chief Financial Officer
Allen R. Adams................           --               --             82,180E                65,553E
  Senior Vice President                                                  51,666U                    --U
Wylie D. Basham...............           --               --             29,000E                    --E
  Group Vice President                                                   79,000U               131,250U
Phillip A. Wilkinson..........           --               --             12,000E                    --E
  Senior Vice President                                                  73,000U                    --U

---------------

(A) The Company has not made any grants of SARs.

(B) Amounts shown are based upon the closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1996, which was $17.875.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company entered into Amended and Restated Severance Compensation Agreements with Messrs. Montry and Adams in July 1994, and Severance Compensation Agreements with Messrs. Basham and Wilkinson in July 1994 and October 1996, respectively (collectively, the "Severance Agreements").

     Each of the Severance Agreements provides that if a Change in Control (as defined below) occurs and within two years of the Change in Control either (i) the officer voluntarily terminates his employment for "good reason" or (ii) the officer's employment is involuntarily terminated other than for cause, death or disability, the Company will pay to the officer a lump-sum amount equal to three times the officer's "base amount" income. The Severance Agreements further provide that each of the officers will be reimbursed for excise taxes payable by reason of payments made pursuant to the Severance Agreements.

     The "base amount" is defined by Section 280G(b) of the Internal Revenue Code as the average of all compensation (including compensation from the exercise of stock options) received by the officer in each of the five taxable years preceding the year in which the Change in Control occurs.

     A "Change in Control" of the Company is defined in the Severance Agreements as any of the following: (i) consummation of a merger in which the Company is not the surviving entity; (ii) sale or transfer of substantially all of the assets of the Company; (iii) liquidation or dissolution of the Company; (iv) acquisition of at least 20% of the Company's Common Stock by a third party; or
(v) under certain circumstances, a change in the majority of the members of the Company's Board of Directors during any two-year period.

     "Good Reason" is defined in the Severance Agreements as any reduction in compensation, duties, status or benefits or relocation of more than 50 miles of the Company's principal place of business.

     No sums have been paid under any of the Severance Agreements. Should payment of severance compensation be triggered in 1997, the maximum aggregate amount payable pursuant to the Severance Agreements would be approximately as follows: Mr. Montry $10,474,000, Mr. Adams $3,097,000, Mr. Basham $2,228,000 and
Mr. Wilkinson $1,132,000. These amounts will change during each calendar year and do not take into account any additional tax or other payments, which are indeterminable at this time.


     None of the named executive officers will be entitled to severance pay until a Change in Control has occurred. The officer's right to receive severance pay lapses (i) if he continues to be employed by the Company for a period of two years after the Change in Control or (ii) on July 19, 1999, in the case of Messrs. Montry, Adams, and Basham, and October 13, 2000 in the case of Mr. Wilkinson, unless a Change in Control occurs prior to such date.

     In addition, in the event of a Change in Control, all restrictions will lapse on employee stock options, restricted stock grants, and awards under the 1994 Long-Term Incentive Compensation Plan.

DONALD AGREEMENT

     In 1990, the Compensation Committee approved an employment agreement with Mr. Donald. On December 20, 1995, the Compensation Committee approved certain amendments to Mr. Donald's employment agreement. (The employment agreement, as amended, is referred to as the "Donald Employment Agreement.")

     Term. The term of employment pursuant to the Donald Employment Agreement commenced on January 1, 1990 and continues for a period of six and one-half years. The Donald Employment Agreement renews daily, but in no event will it extend beyond the date Mr. Donald reaches the age of 75, or such earlier date as may be specified in a written notice given by either party to the other and delivered six years and six months prior to such specified date. Mr. Donald may relinquish the office of Chief Executive Officer without terminating his employment under the Donald Employment Agreement.


     Compensation. Mr. Donald's base salary is fixed for the term of the Donald Employment Agreement at $1,000,000 annually beginning the first full pay period of 1996. In addition, Mr. Donald is eligible to participate in any benefit plans the Company maintains for its employees.


     Termination. If, in the absence of a Change in Control (as defined in the Donald Employment Agreement), Mr. Donald's employment is constructively terminated or terminated without cause, the Company will be required to pay Mr. Donald for each remaining year of the term of the Donald Employment Agreement
(i) his then base salary; (ii) an annual incentive award equal to the average of the three highest annual incentive awards he received during the last ten years of his employment; and (iii) all other benefits that were payable to Mr. Donald at the time of his termination. He will also be entitled to continued participation for the remainder of the term of the Donald Employment Agreement in all employee benefit plans in which he was a participant on the date of his termination and to medical benefits for himself and his wife for life and for his children until they reach age 23.

     Change in Control. If, within two years following a Change in Control, Mr. Donald's employment is constructively terminated or terminated without cause, Mr. Donald will be entitled to receive a lump-sum cash payment within 30 days following termination, equal to the sum of (i) his then-base salary for each remaining year of the term of the Donald Employment Agreement; (ii) the average of his three highest annual incentive awards received during the last ten years of his employment multiplied by the number of remaining years of the term of the Donald Employment Agreement; (iii) any accrued incentive awards; (iv) the aggregate difference between the option price and the Fair Market Value of the Company's stock subject to the unexercisable options that Mr. Donald holds at the time of termination; and (v) the Fair Market Value of each share of restricted stock not vested held by Mr. Donald at the time of termination. Mr. Donald will also be entitled to continued participation for the remainder of the term of the Donald Employment Agreement in all employee benefits for himself and his wife for life and for his children until they reach age 23. Should the severance compensation be triggered in 1997, the maximum amount payable to Mr. Donald under the Donald Employment Agreement would be approximately $14,979,000. This amount will change during each calendar year and does not take into account any additional tax or other payments, which are indeterminable at this time.

     Additional Payments. If the Internal Revenue Service determines that any payment made to Mr. Donald pursuant to the Donald Employment Agreement or otherwise constitutes an "Excess Parachute Payment" within the meaning of the Internal Revenue Code, the Company will make a "gross-up" payment in the amount necessary to pay any excise taxes imposed by Section 4999 of the Internal Revenue Code and any income taxes on the payment to him. Any "gross-up" payment made to Mr. Donald would be a non-deductible expense of the Company.

     Disclosure of Confidential Information and Agreement Not to Compete. Under the terms of the Donald Employment Agreement, Mr. Donald may not disclose at any time confidential information about the Company that he acquires during his employment. In addition, he is subject to an agreement not to compete with the Company during the term of his employment and for one year thereafter.

     Income Continuation Plan. Effective January 1, 1990, Mr. Donald and the Company entered into an Income Continuation Plan Agreement (the "Continuation Plan"). The Continuation Plan is administered by the Compensation Committee. The Compensation Committee consists solely of outside directors. The Continuation Plan was amended effective December 20, 1995.

     If Mr. Donald terminates his employment with the Company, he will receive an annual amount equal to 3% of the average of his compensation for the highest three calendar years of his final ten years of employment as the Company's Chief Executive Officer multiplied by the number of years of his service (the "Accrued Benefit"); provided that the maximum annual compensation cannot exceed $3,000,000 for purposes of calculating the Accrued Benefit.

     If Mr. Donald's employment is terminated without cause and other than due to death or disability, the Company will pay Mr. Donald the Accrued Benefit on the date his base salary ceases pursuant to the terms of the Donald Employment Agreement.

     The Accrued Benefit shall be paid in the form of monthly payments for life. However, Mr. Donald may elect to take the Accrued Benefit in the form of an actuarially equivalent ten-year certain and life annuity.

     In the event Mr. Donald dies following the commencement of monthly benefit payments, his surviving spouse shall receive 50% of the monthly amount otherwise payable (the "Survivor Benefit"). If neither Mr. Donald nor his spouse survives for ten years after commencement of the monthly benefits then, upon the latter of the date of death of Mr. Donald or his spouse, the Survivor Benefit shall be paid in equal shares to his children until the earlier of (i) the tenth anniversary of the date benefits commenced or (ii) the death of the last surviving child of Mr. Donald. In the event of the death of Mr. Donald prior to his retirement, he shall be deemed to have retired on the day before his death and the Survivor Benefit shall be payable.

     On February 28, 1997, the Company established a trust to fund Accrued Benefits payable to Mr. Donald. At December 31, 1996, the estimated annual Accrued Benefit payable to Mr. Donald under the Income Continuation Plan would be approximately $905,000. Under the terms of the Income Continuation Plan, the Accrued Benefit will be adjusted to reflect changes in Mr. Donald's compensation, subject to a $3,000,000 limit on maximum annual compensation.

     Life Insurance. Effective January 1, 1990, the Company and Mr. Donald entered into an agreement to provide Mr. Donald with a $5,000,000 life insurance policy. Mr. Donald pays the portion of the premium on the policy that is equal to the amount of economic benefit that would be taxable to him but for such payment. The balance of the premiums is paid by the Company. Dividends attributable to the policy are applied to purchase additional insurance. Upon Mr. Donald's death, the Company is entitled to receive an amount equal to the cumulative premiums paid by the Company, provided that Mr. Donald's designated beneficiary does not receive less than $5,000,000.

ANNUAL INCENTIVE BONUS PLAN

     The stockholders of the Company approved the DSC Communications Corporation Annual Incentive Bonus Plan (the "Bonus Plan") at the 1996 Annual Meeting of Stockholders held on April 25, 1996. The sole participant in the Bonus Plan is the Company's Chief Executive Officer (the "CEO"), currently Mr. Donald. The actual amount of benefits to be received by the CEO (the "Incentive Bonus") pursuant to the Bonus Plan is linked to the Company's earnings before income taxes, as defined ("Earnings"), in the Bonus Plan during each fiscal year in which the Bonus Plan is in effect. The amount of compensation awardable under the Bonus Plan is not subject to any maximum limitation. Each fiscal year's performance goals and Incentive Bonus are as follows:

PERFORMANCE GOALS
  (EARNINGS FOR
 THE FISCAL YEAR)                    INCENTIVE BONUS                   DOLLAR VALUE($)
-----------------                    ---------------                   ---------------
Up to $250 million      None                                                  0
$250 million to         0.75% of Earnings in this range                  0-1,500,000
$450 million
$451 million to         0.50% of Earnings in this range              1,500,000-2,500,000
$650 million            plus Incentive Bonus
                        from lower range
$651 million to         0.25% of Earnings in this range              2,500,000-3,250,000
$950 million            plus Incentive Bonus
                        from lower ranges
Over $950 million       0.10% of Earnings in excess                   3,250,000 and up
                        of $950 million plus Incentive Bonus from
                        lower ranges

     No Incentive Bonus will be paid for any fiscal year unless the CEO is an employee of the Company at the end of that fiscal year, except that if the CEO's employment terminates during a fiscal year by reason of death, disability, retirement or any other reason as defined by the Compensation Committee, the CEO (or the CEO's beneficiary) will receive, in a single cash payment, the Incentive Bonus for that fiscal year, prorated to the date of termination of employment.

LONG-TERM INCENTIVE COMPENSATION PLAN

     The DSC Communications Corporation 1994 Long-Term Incentive Compensation Plan (the "1994 LTIP") provides for the award of units to participants upon achieving the performance-based goals established in the 1994 LTIP. The stockholders approved an amendment to the 1994 LTIP at the 1996 Annual Meeting of Stockholders held on April 25, 1996, which increased the maximum number of units an individual could receive during the duration of the 1994 LTIP from 100,000 units to 140,000 units.

     Each unit of the 1994 LTIP vests 40% after two years from the award date and 20% each year thereafter for three years, except that each unit becomes fully vested upon the occurrence of attainment of that unit's Maximum Cumulative Value as defined below, a change in control of the Company, as defined in the 1994 LTIP ("Change in Control"), termination without cause of the participant, or the participant's death, disability or retirement on or after age 65.

     Any fully vested unit must be exercised. A partially vested unit may be exercised to the extent vested, and the unvested portion will be forfeited. Upon exercise, a participant will be entitled to receive that unit's Cumulative Unit Value. Except upon a Change in Control, when payment must be made solely in cash, not less than 40% of the amount due must be paid in cash and the balance, as determined by the Compensation Committee in its discretion, may be paid in cash, in shares of common stock, or in both. If exercised, or upon termination of a participant's employment (except that, in the case of the participant's death, disability, retirement on or after age 65, termination without cause, or other reason approved in advance by the Compensation Committee, the term of a unit will continue for 14 months after such occurrence), such units will be canceled and all rights with respect thereto will expire. No units may be awarded under the 1994 LTIP after December 31, 2003.

     The incremental unit value ("Incremental Unit Value") with respect to any year shall be equal to the product of the measuring price ("Measuring Price") multiplied by eight-tenths of the percentage by which the earnings per share, as defined in the 1994 LTIP ("Earnings Per Share"), for that year exceeds the Earnings Per Share for the year ending December 31 immediately prior to the year in which the individual's participation commences, but in no event shall this be less than zero. The Measuring Price for each unit is the closing price per share of the Company's Common Stock on December 31 of the year immediately prior to the year in which the individual's participation commences, but not less than $61.50. The Incremental Unit Value of each unit shall be cumulated to determine the cumulative unit value (the "Cumulative Unit Value"). In no event shall the value of any unit exceed four times the Measuring Price ("Maximum Cumulative Value").

     As of December 31, 1996, Mr. Donald, Mr. Montry, and Mr. Adams had 140,000, 20,000 and 15,000 units, respectively, in the 1994 LTIP. These units were awarded in late 1995 and early 1996 with participation beginning in 1996. These units had no value as of December 31, 1996, as determined under the provisions of the 1994 LTIP. The Maximum Cumulative Value for these units under the 1994 LTIP is four times the Measuring Price, as defined by the provisions of the 1994 LTIP.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

     The provisions of the Severance Agreements, the 1993 Plan, 1994 LTIP, and the Donald Employment Agreement may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder may consider to be in that stockholder's best interest, including attempts that might result in a premium over the market price for shares held by stockholders.

                         DIRECTORS CONTINUING IN OFFICE


                                                                                                     DIRECTOR
                                                                                        AGE AS OF       OF
                                                     PRINCIPAL OCCUPATION                MARCH 3,    COMPANY
                                                         OR EMPLOYMENT                     1997       SINCE
                                                     --------------------               ----------   --------
Sir John Fairclough(1)..................  Chairman, Rothschild Venture Ltd. since           66         1992
                                          1990; Chief Scientific Adviser, Cabinet
                                          Office, U.K. 1986-1990; Director of N.M.
                                          Rothschild & Sons (banking); Lucas
                                          Industries PLC (aerospace); Oxford
                                          Instruments Group PLC (scientific
                                          instruments).
Gerald F. Montry(1).....................  Senior Vice President and Chief Financial         58         1989
                                          Officer of the Company since 1986.
Morton L. Topfer(2).....................  Vice Chairman of Dell Computer Corporation        60           (3)
                                          ("Dell") since June 1994. He also shares
                                          the office of the Chief Executive Officer
                                          of Dell. For 23 years prior to joining
                                          Dell, he held various positions with
                                          Motorola, Inc., last serving as Corporate
                                          Executive Vice President and President of
                                          the Land Mobile Products Sector.
James L. Donald(2)......................  Chairman of the Board, President and Chief        65         1981
                                          Executive Officer; employed by the Company
                                          since 1981.
Robert S. Folsom(2).....................  Chairman of the Board, Folsom Properties,         70         1983
                                          Inc. (real estate development) for more
                                          than the past five years; Director of
                                          BeautiControl Cosmetics, Inc. (cosmetics).


---------------

(1) Term expires in 1998.

(2) Term expires in 1999.

(3) Mr. Topfer became a member of the Board of Directors on January 27, 1997. Mr. Topfer filled the vacancy created when Mr. Nolan resigned his position as a member of the Board of Directors on October 26, 1996. Mr. Topfer will hold office for the remainder of the full term of the class of directors of which Mr. Nolan was a member, which expires in 1999.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEE

     During the year ended December 31, 1996, the Board of Directors met six times.

     During 1996, the Audit Committee consisted of Mr. Clement M. Brown, Jr., Mr. James L. Fischer, and Sir John Fairclough. Mr. Brown retired from his position as a member of the Board of Directors of the Company effective January 1, 1997. The Audit Committee (i) annually recommends selection of the Company's independent auditors to the Board of Directors; (ii) meets with the independent auditors concerning the audit; (iii) evaluates non-audit services and financial statements and accounting developments that may affect the Company; and (iv) meets with management concerning matters similar to those discussed with outside auditors. The Audit Committee met four times during the year ended December 31, 1996.


     The Compensation Committee, which currently consists of Messrs. Dempsey and Folsom, (i) determines the remuneration arrangements for senior management; (ii) administers the Company's stock option and stock purchase plans; (iii) reviews and approves new benefit plans or modifications to existing plans; and (iv) makes such reports from time to time to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board. During the year ended December 31, 1996, the Compensation Committee met four times. See "Report of Compensation Committee" on pages 22, 23 and 24.

     The Company does not have a Nominating Committee. Nominations for directors of the Company are considered by the entire Board. Stockholders wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of the Company at its corporate offices in Plano, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

     During the year ended December 31, 1996, each member of the Board attended not less than 75% of the aggregate number of (i) board meetings and (ii) meetings of any committee of which such person was a member, except that Mr. Cummiskey attended 67% of the meetings. Mr. Cummiskey's absence was due to illness.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $2,000 per month and $1,250 for each Board of Directors meeting attended. Members of the Audit and Compensation Committees each receive $1,000 for each committee meeting attended. The Chairmen of the Audit and Compensation Committees each receive an additional $625 per month.

     The Company had a consulting agreement with Clement M. Brown, Jr., pursuant to which the Company paid Mr. Brown $4,000 through April 1996, at which time the agreement was terminated. Mr. Brown retired from his positions as a member of the Board of Directors and the Audit Committee effective January 1, 1997.

     The Company had a consulting agreement with Frank J. Cummiskey pursuant to which the Company paid Mr. Cummiskey $50,100 through April 1996, at which time the agreement was terminated. Mr. Cummiskey served during 1996 as Chairman of the Company's Long-Range Strategy Committee.

     The Company had a consulting agreement with Sir John Fairclough pursuant to which the Company paid him $23,187 through April 1996, at which time the agreement was terminated.

     The Company has a Management Consulting Agreement with Nolan Consulting, Inc. and James M. Nolan pursuant to which the Company paid Nolan Consulting, Inc. $250,666 through December 1996. Mr. Nolan is the sole stockholder of Nolan Consulting, Inc. Mr. Nolan retired from his position as a member of the Board of Directors of the Company effective October 26, 1996.

     Messrs. Brown, Cummiskey and Fairclough served during 1996 as directors of certain European subsidiaries of the Company. During the year ended December 31, 1996, Mr. Brown received $30,529 and Mr. Cummiskey and Mr. Fairclough were each paid $14,945 in these capacities.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     In 1993, the Board of Directors adopted, and the stockholders approved, the DSC Communications Corporation 1993 Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the terms of the Directors Plan, on April 25, 1996, Messrs. Brown, Cummiskey, Dempsey, Fairclough, Fischer, Folsom and Nolan each received an option to purchase 10,000 shares of the Company's Common Stock at an exercise price per share of $31.25, the reported closing sale price per share of the Company's Common Stock on that date. Each such option is exercisable for a period of not longer than ten years from the date of grant.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Dempsey and Folsom. No member of the Compensation Committee had any relationships during 1996 requiring disclosure according to applicable rules and regulations of the Securities and Exchange Commission.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 3, 1997, (except as otherwise indicated) by (i) each director and named executive officer of the Company; (ii) all current executive officers and directors of the Company as a group; and
(iii) each person known to the Company who is a beneficial holder of more than five percent of the shares of its Common Stock.


                                                           AMOUNT AND NATURE OF          PERCENT OF
                NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)         CLASS(2)
                ------------------------                  -----------------------        ----------
Allen R. Adams..........................................             155,744                   *
Wylie D. Basham.........................................             109,333                   *
Frank J. Cummiskey......................................              72,000                   *
Raymond J. Dempsey......................................              40,000                   *
James L. Donald.........................................           3,829,022                3.19%
Sir John Fairclough.....................................              60,000                   *
James L. Fischer........................................              54,000                   *
Robert S. Folsom(3).....................................             130,000                   *
Gerald F. Montry........................................             411,611                   *
Morton L. Topfer........................................                  --                   *
Philip A. Wilkinson.....................................              86,630                   *
All directors and current executive officers as a group
  (19 persons)..........................................           5,376,596                4.43%


---------------

 *  Ownership of less than 1% of the outstanding Common Stock.


(1) Each individual, unless otherwise noted, has sole voting and investment power with respect to all shares owned by such individual. Includes shares that a person has a right to acquire if such right is exercisable within 60 days as follows: Allen R. Adams, 133,846 shares; Wylie D. Basham, 108,000 shares; Frank J. Cummiskey, 40,000 shares; Raymond J. Dempsey, 30,000 shares; James L. Donald, 2,820,000 shares; Sir John Fairclough, 40,000 shares; James L. Fischer, 40,000 shares; Robert S. Folsom, 30,000 shares; Gerald F. Montry, 365,000 shares; Philip A. Wilkinson, 85,000 shares; and all directors and current executive officers as a group (19 persons), 4,079,845 shares.



(2) Based upon 117,338,563 shares of Common Stock outstanding as of March 3, 1997, plus any shares of Common Stock under options of the particular director, executive officer or stockholder, or, in the case of all directors and current executive officers as a group, under options of all directors and current executive officers as a group.



(3) Includes 28,000 shares held indirectly by Mr. Folsom.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC Regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to the officers, directors and greater than ten percent beneficial owners were complied with. It is the practice of the Company to attend to the filing of Section 16(a) forms on behalf of the officers of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company selected the firm of Ernst & Young LLP as independent auditors for the fiscal year ended December 31, 1997. A representative of Ernst & Young LLP is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS


     Any stockholder of the Company desiring to present a proposal for action at the Annual Meeting of Stockholders to be held in 1998 must deliver the proposal to the executive offices of the Company no later than December 4, 1997, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action and in compliance with the Company's bylaws may be included in the Company's Proxy Statement.


                                 QUORUM; VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is presented or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

     Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors and against the proposal to approve the increase in the number of shares of stock subject to the 1993 Plan. Broker non-votes are shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Because broker non-votes are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting, broker non-votes will not affect the outcome with respect to the election of directors or the proposal to approve the increase in the number of shares of stock subject to the 1993 Plan.

                      ACTIONS TO BE TAKEN UNDER THE PROXY

     Proxies in the accompanying form which are properly executed and returned will be voted at the Annual Meeting and any adjournment thereof and will be voted in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows with respect to such matters:

        (i) For election of management's two Class I Directors to serve until 2000.

        (ii) For approval of the proposal to increase the number of shares of Common Stock subject to the DSC Communications Corporation 1993 Employee Stock Option and Securities Award Plan.

     Each of the nominees for election as directors has agreed to serve if elected. The Company knows of no reason why any of the nominees for election as directors would be unable to serve. Should any or all of the nominees be unable to serve, all proxies returned to the Company will be voted in accordance with the best judgment of the persons named as proxies except where a contrary instruction is given.

     The Company knows of no other matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the Annual Meeting from time to time.

                               PROXY SOLICITATION

     The expense of the solicitation of proxies will be borne by the Company. Solicitation of proxies may be in person or by mail, telephone or telegraph by directors, current executive officers and regular employees of the Company. The Company will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the forwarding expense. The Company has retained the services of Kissel-Blake, Inc., 110 Wall Street, New York, NY 10005 to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the professional solicitation will be approximately $8,500 plus out-of-pocket expenses.

                              REVOCATION OF PROXY

     Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation; (b) voting in person at the Annual Meeting; or (c) executing and delivering to the Company a later dated proxy.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") is composed of two "Outside Directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Committee develops and oversees the Company's executive compensation strategy. The strategy is implemented through policies and programs designed to support the achievement of the Company's business objectives and the enhancement of stockholder value. The Committee reviews on an ongoing basis all aspects of executive compensation and has retained an independent compensation consulting firm to assist in assessing executive compensation policies and programs. The Committee reviewed the consultant's 1996 study, which confirmed the stated compensation strategy. The Committee met four times during 1996.

     The Committee's executive compensation policies and programs support the following objectives:

        - To reinforce management's efforts to enhance stockholder value.

        - To align management's compensation with the annual and long-term performance of the Company.

        - To provide competitive compensation.

     The basic elements of the Company's executive compensation strategy are set forth below:

BASE SALARY


     The Committee annually reviews each executive's base salary. In determining salary adjustments, the Committee considers the Company's growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's time in position, experience, skills, potential for advancement, responsibility and current salary in relation to the expected level of base salary for the position. The expected level of base salary for each position is established at between the 50th and 75th percentile of comparable positions of the companies included in the executive compensation surveys in which the Company participates. These surveys include companies with which the Company competes for senior-level executives. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. The Committee decided upon 1996 base salary changes for executive officers after reviewing each officer's duties and performance level for the previous year and considering the Chief Executive Officer's recommendations.

ANNUAL INCENTIVE COMPENSATION

     At the beginning of each year, the Committee establishes performance goals for the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals with respect to quality, product development and manufacturing. Additionally, at the beginning of each year, the Committee establishes incentive award "guidelines" for each executive. In the belief that the executive officers are responsible for the overall financial performance of the Company, the Committee ties their "guideline" incentive awards to targeted earnings per share. At the end of the year, the Committee (i) determines each executive officer's "guideline" incentive award based upon the level of achievement of the guidelines and (ii) adjusts the amount based upon its own review of the performance of the executive, taking into consideration the individual's responsibilities and the Committee's goals.


LONG-TERM INCENTIVE COMPENSATION


     The Company's long-term incentive compensation consists of the Company stock option plans and the 1994 Long-Term Incentive Compensation Plan.

     The Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of the Company's long-term performance goals, and current competitive practice as indicated by the compensation surveys in which the Company participates. When making awards, the Committee generally does not consider prior stock option and restricted stock awards. The stock option exercise price is the closing price of the Company's Common Stock on the date of grant. Stock option and restricted stock awards are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock. Restricted stock grants and the 1994 LTIP are used selectively to attract and retain executives and to recognize outstanding performance.

     The Committee encourages executives, individually and collectively, to maintain a long-term ownership position in the Company's stock. The Committee believes this ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong linkage between the Company's executives and its stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. James L. Donald is Chief Executive Officer, President and Chairman of the Board of Directors of the Company.


     Mr. Donald's base salary is fixed at $1,000,000 per year for the remainder of the term of his employment contract. See "Executive Compensation -- Donald Agreement". The remainder of Mr. Donald's compensation is performance-based in the form of stock options, annual incentive compensation, and long-term incentives as set forth herein. Mr. Donald is also eligible to participate in any benefit plans the Company maintains for its employees.



     Additionally, to recognize significant contributions to the growth, profitability and success of the Company, the Chief Executive Officer is eligible for the DSC Communications Corporation Annual Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan rewards the Chief Executive Officer for the achievement of pre-established annual performance goals, which are linked to the Company's earnings before income taxes during each fiscal year in which the Bonus Plan is in effect. See page 16.


POLICY ON QUALIFYING COMPENSATION

     Section 162(m) of the Internal Revenue Code, adopted in 1993, provides that public companies may not deduct in any year compensation in excess of $1 million paid to any of the individuals named in the Summary Compensation Table that is not "performance-based," as defined in Section 162(m).

     The Committee believes that there are circumstances in which the Company's interests are best served by providing compensation that is not fully deductible under Section 162(m). The Committee reserves discretion to authorize compensation that may not be deductible, in whole or in part, under Section 162(m).

     With regard to Mr. Donald, the Company's paramount concern is to retain and appropriately reward the best qualified Chief Executive Officer for the Company. The Committee believes that its ability to exercise discretion under the Company's compensation plans outweighs the desirability of qualifying these plans under Section 162(m) and outweighs the limited effect of the loss of deductibility.

                                            COMPENSATION COMMITTEE
                                            RAYMOND J. DEMPSEY, Chairman
                                            ROBERT S. FOLSOM

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either act.

                            OUTSTANDING COMMON STOCK


     The only outstanding voting securities of the Company are shares of its Common Stock, each share of which entitles the holder thereof to one vote. At March 3, 1997, there were outstanding and entitled to vote 117,338,563 shares of its Common Stock. Only stockholders of record at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.


                                            By Order of the Board of Directors

                                            /s/ GEORGE B. BRUNT
                                            GEORGE B. BRUNT
                                            Vice President, Secretary and
                                            General Counsel

Plano, Texas
March 31, 1997

PROXY

     Please mark your
 [ ] votes as in this
     example.

                            FOR   WITHHELD
1. Election of Directors    [ ]      [ ]    NOMINEES:  Raymond J. Dempsey
                                                       James L. Fischer

For, except vote withheld from the following nominee(s):

---------------------------------------------------

2. Approval of a proposal to increase the number of shares subject to the DSC Communications Corporation 1993 Employee Stock Option and Securities Award Plan.

                       FOR         AGAINST        ABSTAIN
                       [ ]           [ ]            [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.


                       FOR         AGAINST        ABSTAIN
                       [ ]           [ ]            [ ]


SIGNATURE(S)                                                  DATE
            --------------------------------------------------    ------------

SIGNATURE(S)                                                  DATE
            --------------------------------------------------    ------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                         DSC COMMUNICATIONS CORPORATION

                                   PROXY CARD

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 1997

        The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of DSC Communications Corporation (the "Company") to be held on April 30, 1997, and the Proxy Statement in connection therewith, each dated March 31, 1997; (b) appoints James L. Donald, Gerald F. Montry and George
B. Brunt as Proxies, or any of them ,each with the power to appoint a substitute; (c) authorizes the Proxies to represent and vote, as designated hereon, all the shares of Common Stock of the Company, held of record by the undersigned on March 3, 1997, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies hertofore given.


--------------------------------------------------------------------------------
               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

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